SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934
KB HOME

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3666267

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California	90024

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Rights to Purchase Series A Participating Cumulative Preferred Stock	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
     On January 22, 2009, the Board of Directors of KB Home (the “Company”) declared a dividend distribution of one preferred share purchase right (a “Right”) for each share of Common Stock, par value $1.00 per share (the “Common Stock”), of the Company outstanding at the close of business on March 5, 2009 (the “Record Date”), pursuant to the terms of a Rights Agreement, dated as of January 22, 2009 (the “Rights Agreement”), by and between the Company and Mellon Investor Services LLC, as rights agent. The Rights Agreement also provides, subject to specified exceptions and limitations, that Common Stock issued or delivered from the Company’s treasury after the Record Date will be entitled to and accompanied by the Rights. The Rights Agreement will take effect upon the expiration of the preferred share purchase rights issued pursuant to the existing Rights Agreement, dated as of February 4, 1999, as amended, by and between the Company and Mellon Investor Services LLC, as rights agent, which is scheduled to occur at the close of business on March 5, 2009.
     The Rights Agreement is intended to maximize the long-term value of the Company’s deferred tax assets and related tax benefits. The Company’s ability to use its deferred tax assets could be substantially reduced if the Company experiences an “ownership change” under Section 382 of the Internal Revenue Code of 1986 (the “Code”). The calculation of an ownership change under the Code is based on ownership changes in the Common Stock by stockholders that own, or are deemed to own, 5% or more of the Common Stock, and changes are tested within a rolling three-year period. The Rights Agreement does not does not eliminate the possibility that an ownership change under the Code will occur, and there can be no assurance that such an ownership change will not occur. As of the date of this registration statement, the Company believes that such an ownership change has not occurred.
     Unless the Rights are earlier exchanged or redeemed, they will expire on March 5, 2019, or on March 5, 2010 if the Rights Agreement has not been approved by the Company’s stockholders prior to that date.
     The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement. Copies of the Rights Agreement are available free of charge from the Company. The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, a copy of which is incorporated herein by this reference.
Item 2. Exhibits

Number	Description

4.1	Rights Agreement, dated as of January 22, 2009, by and between the Company and Mellon Investor Services LLC, as rights agent

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KB HOME
By:	/s/ Wendy C. Shiba
	Name:	Wendy C. Shiba
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: January 27, 2009

EXHIBIT INDEX

Number	Description

4.1	Rights Agreement, dated as of January 22, 2009, by and between the Company and Mellon Investor Services LLC, as rights agent

4